This Agreement dated the 11 day of August, 2004 (the "Agreement").

COLLABORATIVE RESEARCH AGREEMENT

BETWEEN:

UPSTREAM BIOSCIENCES INC, a corporation incorporated under the laws of British Columbia, and having its offices at Suite # 305 - 1338 West Broadway, Vancouver, British Columbia, Canada V6H I H2 ("Sponsor")

AND:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having its administrative offices at 2075 Wesbrook Mall, Vancouver, British Columbia, Canada V6T 1W5 ("University")

AND:	VANCOUVER COASTAL HEALTH AUTHORITY, a public hospital having its administrative offices at VGH Research Pavilion, 828 West 10th Avenue, Vancouver, British Columbia, Canada V5Z IL8. ("VCHA")

(University and VCHA are collectively referred to as the "Institution")

(each referred to as a "Party" and collectively as the "Parties")

WHEREAS:

A.

Sponsor is involved in creating an integrated knowledgebase (the "Collaborative Pathway Development"), comprising hardware, software and data, which the scientific community can use to build models of complex biological process, and to mine for discoveries and patentable inventions;

B.	Sponsor is building the Collaborative Pathway Development with the assistance of many contributors;
C.	Institution wishes to participate in the building of the Collaborative Pathway Development;
D.	To be able to participate in the Collaborative Pathway Development, Institution will need access to the proprietary information of Sponsor; and
E.

The participation of University in the Collaborative Pathway Development will further the instructional and research objectives of the University in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both Sponsor and University through inventions, improvements, and discoveries.

NOW THEREFORE, IN CONSIDERATION of the promises and covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby confirmed) the Parties hereto agree as follows:

1.	DEFINITIONS
1.1	In this Agreement, unless a contrary intention appears, the following words and phrases mean:
(a)

"Confidential Information" means any and all knowledge, know-how, information, or techniques disclosed by the one party (the "Provider") to another (the "Recipient") relating to the Project, including, without limiting the generality of the foregoing, all research, data, specifications, plans, drawings, prototypes, models, documents, records, instructions, manuals, papers, or other materials of any nature whatsoever, whether written or otherwise, relating to same. In order to constitute "Confidential Information", the Provider must clearly identify it in writing as being confidential, or if the disclosure takes place orally or in some other non-tangible form, the Provider must summarize it in writing and identify it as being confidential within thirty (30) days of making the disclosure. Furthermore, a disclosure will not be considered "Confidential Information" for the purposes of this Agreement if and when it:

(i)

is made subject to an order by judicial or administrative process requiring the Recipient to disclose any or all of the Confidential Information disclosed to it by the Provider, provided however that the Recipient will promptly notify the Provider and allow the Provider reasonable time to oppose such process before disclosing any of the Confidential Information disclosed to it by the Provider;

(ii)	is published or becomes available to the general public other than through a breach of this Agreement;
(iii)	is obtained by the Recipient from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the Provider;
(iv)

is independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Confidential Information disclosed to it by another party to this Agreement as evidenced by the Recipient's records; or

(v)	was possessed by the Recipient prior to receipt from the Provider, other than through prior disclosure by the Provider, as evidenced by the Recipient's records;
(b)	"Contract Period" means 1st May, 2004 through 31st December, 2007;
(c)

"Copyrighted Software" means the copyright in computer software for the System, including all related code, specifications, documentation, revisions, enhancements and modifications thereto, in whatever form and media;

(d)

"Intellectual Property" means, any and all knowledge, know-how, technique (s), technology, trade secrets and other intellectual property, including that which is conceived, invented, developed, improved or acquired, but does not include Copyrighted Software;

(e)	"Investigator" means Dr. Artem Cherkasov of the Department of Medicine at University and Division of Infectious Diseases at the Vancouver Hospital Health Sciences Centre of the VCHA;
(f)

"Joint Intellectual Property" means Intellectual Property that is conceived, invented, developed, improved or acquired, in the performance of the Project by one or more employees or sub-contractors of Institution and one or more employees or sub-contractors of Sponsor;

(g)

"Joint Copyrighted Software" means Copyrighted Software which is developed in the performance of the Project by one or more employees or sub-contractors of Institution and by one or more employees or sub-contractors of Sponsor;

(h)

"Institution Copyrighted Software" means Copyrighted Software which is developed in the performance of the Project solely by one or more employees or sub-contractors of Institution. Institution Copyrighted Software includes improvements to Sponsor Copyrighted Software made solely by one or more employees or sub-contractors of Institution;

(i)	"Project" means the Project described in Appendix "A";
(j)	"Sponsor Copyrighted Software" means Copyrighted Software which is developed solely by one or more employees or sub-contractors of Sponsor;
(k)	"Sponsor Intellectual Property" means Intellectual Property made, conceived, invented, developed, or improved by one or more employees or sub-contractors of Sponsor; and
(l)	"System" means a symantic network-based database for modeling molecular interactions and pathways;
(m)

"Institution Intellectual Property" means Intellectual Property made, conceived, invented, developed, or improved by one or more employees or sub-contractors of Institution. "Institution Intellectual Property" includes improvements to Sponsor Intellectual Property that are made, conceived, invented, developed, or improved solely by one or more employees or sub-contractors of Institution.

2.	RESEARCH WORK
2.1

Institution will commence the performance of the Project promptly after the effective date of this Agreement, and will use reasonable efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement.

Notwithstanding anything to the contrary in this Agreement, Sponsor and Institution may at any time amend the Project by mutual written Agreement.

2.2

In the event that the Investigator becomes unable or unwilling to continue the Project, and a mutually acceptable substitute is not available, Institution and Sponsor will each have the option to terminate the Project and this Agreement by providing the other party with written notice of same.

2.3	In the performance of the Project under this Agreement:
(a)	Institution will be deemed to be and will be an independent contractor,
(b)	neither party is authorized or empowered to act as agent for the other for any purpose and will not on behalf of the other enter into any contract, warranty, or representation as to any matter; and
(c)	neither party will be bound with respect to third Parties by the acts or conduct of the other.
3.	REPORTS AND CONFERENCES
3.1

During the Contract Period, Institution will keep Sponsor informed, orally or in writing, as to the progress of the Project. Subject to Article 4.1, Institution will submit a final report to Sponsor within sixty (60) days after the conclusion of the Contract Period or early termination of this Agreement, whichever is sooner.

3.2

During the term of this Agreement, representatives of Institution will meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes to the Project.

4.	SUPPORT
4.1

Sponsor shall not be required to pay any amount to Institution to support the Project. Sponsor's entire obligation to support the Project shall be the "in-kind" contribution of access by the Researcher to Sponsor's software, hardware, and facilities more fully described in Appendix "B" (collectively the "Sponsor's Contribution"). Institution reserves the right to suspend work on the Project or to terminate the Project and this Agreement by delivering written notice of same to Sponsor if Sponsor fails to provide Sponsor's Contribution.

5.	PUBLICITY
5.1

Notwithstanding anything to the contrary in this Agreement, either Party may disclose the identity of the other, the title of the Project, the name of the Investigator, the Contract Period and a general description of the Sponsor's Contribution in support of the Project. Except as provided by the foregoing, neither Party may use the name of the other, nor of any member of the other Party's staff, in any publicity, advertising, or news release without the prior written approval of an authorized representative of the other.

6.	CONFIDENTIALITY
6.1

The Recipient will keep and use all of the Provider's Confidential Information in confidence solely for the purpose set forth in this Agreement and will not disclose any part of the Provider's Confidential Information to any person, firm, corporation, or other entity. Without limiting the generality of the foregoing, the Recipient will not use, manufacture, or sell the Provider's Confidential Information or any device or means incorporating any of the Provider's Confidential Information, and will not use any of the Provider's Confidential Information as the basis for the design or creation of any device or means.

6.2

Subject to Article 5.1, Sponsor requires of Institution, and Institution agrees within the letter of the law, that this Agreement, and each part of it, is confidential and will not be disclosed to third Parties, as Sponsor claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm Sponsor's competitive position.

6.3

Sponsor contemplating the disclosure of Confidential Information acknowledges that Institution by its very nature is an open public research institution with students passing through in an open and uncontrolled manner and therefore cannot provide the same degree of security for its own Confidential Information as that which is customary in an industrial research centre. However, Institution will use the same care and discretion to avoid disclosure of Confidential Information as it uses for its own similar Confidential Information that it does not wish to disclose.

6.4

Notwithstanding any termination or expiration of this Agreement, the obligations of confidentiality in this Article 6 will survive and continue to be binding upon the Recipient, its successors, and assigns until three (3) years after such termination or expiration.

7.	PUBLICATIONS
7.1

The Parties recognize that it is part of the function of Institution to publish information. Accordingly, the researchers will not be restricted from presenting at symposia, national, or regional professional meetings, or from publishing in abstracts, journals, theses, or dissertations, or otherwise, whether in printed or in electronic media, methods and results of the Project, under the following terms and conditions:

(a)

Institution provides Sponsor with copies of any proposed publication or presentation at least forty-five (45) days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party; and

(b)	Sponsor has not, within thirty (30) days after receipt of said copies, objected in writing to such proposed presentation or proposed publication in accordance with Article 7.2 of this Agreement.

7.2

Sponsor may object to a proposed presentation or proposed publication on the grounds that it contains Confidential Information that was disclosed to Institution by Sponsor, or on the grounds that it discloses patentable subject matter which needs protection.

7.3

If Sponsor makes objection on the grounds of the inclusion of Confidential Information, Institution will ensure that its researchers remove such Confidential Information immediately from the proposed presentation or publication, after which Institution and its researchers may proceed with said presentation or publication.

7.4	If Sponsor makes an objection on the grounds of protection of patentable subject matter:
(a)	it will be deemed to be a direction to Institution to file a patent application pursuant to Article 8.5; and
(b)

Institution will ensure that its researchers refrain from making such publication or presentation until Institution has filed one or more patent applications with one or more patent offices directed to such patentable subject matter, after which Institution may proceed to said presentation or publication. For greater certainty, a provisional patent application will be considered to be a patent application in the United States of America for the purposes of this Agreement.

7.5	Notwithstanding Article 7.2(b)(ii), said delay will be no longer than ninety (90) days from the date of receipt of Sponsor's objection.
8.	INTELLECTUAL PROPERTY
8.1	The Parties acknowledge and agree that all rights and title to Institution Intellectual Property and Institution Copyrighted Software will belong to Institution.
8.2	The Parties acknowledge and agree that all rights and title to Sponsor Intellectual Property and Sponsor Copyrighted Software will belong to Sponsor.
8.3

The Parties acknowledge and agree that all rights and title to Joint Intellectual Property and Joint Copyrighted Software will belong jointly to Institution and Sponsor. Notwithstanding the applicable patent or other intellectual property laws in any jurisdiction, none of the Parties may commercially exploit any Joint Intellectual Property or Joint Copyrighted Software except as specifically provided for in Article 9.

8.4

Institution will promptly notify Sponsor of any Institution Intellectual Property and Institution Copyrighted Software. The Parties will promptly notify one another of any Joint Intellectual Property and Joint Copyrighted Software.

8.5

Sponsor may direct that Institution file one or more patent applications for Institution Intellectual Property and Joint Intellectual Property. Institution will then promptly prepare, file, and prosecute patent applications in the name of Institution for Institution Intellectual Property and in joint names of Institution and Sponsor for Joint Intellectual Property.

8.6

Institution will be responsible for making final decisions regarding the scope and content of the patent applications and their prosecution. Institution will advise Sponsor on all patent applications and any developments and will promptly supply Sponsor with copies of all papers received and filed in connection thereto in sufficient time for Sponsor's review and input.

8.7

Sponsor will bear all costs incurred in connection with the preparation, filing, prosecution and maintenance of the patent applications and will cooperate with Institution to assure that the patent applications cover, to the best of Sponsor's knowledge, all items of commercial interest and importance.

8.8

If Institution wishes to obtain patent protection for Institution Intellectual Property and Joint Intellectual Property over and above that for which Sponsor wishes to provide its financial support pursuant to Article 8.7, Institution will be free to file, continue prosecution, or maintain the patent applications at its own expense. In such event, Institution will not have any obligation to Sponsor under Article 9 (Grant of Rights) relating to patent protection for which Sponsor does not provide financial support.

9.	GRANT OF RIGHTS

By UBC

9.1	Institution grants to Sponsor a non-exclusive, royalty-free, non-transferable, perpetual right:
(a)	to use, and to permit third parties to use, Institution Copyrighted Software and Joint Copyrighted Software in the development of the System; and
(b)	to licence the Institution Copyrighted Software and Joint Copyrighted Software to third parties who access the System for academic and research purpose, or for commercial purposes.
9.2

Institution grants Sponsor an option to obtain a royalty-bearing licence to use or otherwise exploit Institution Intellectual Property and Joint Intellectual Property for commercial purposes subject to the provisions determined in accordance with Article 9.3 (the "Option "). The Option will subsist with respect to each item of Institution Intellectual Property and Joint Intellectual Property for a period of six (6) months after Institution has disclosed said item in writing to Sponsor (the "Option Period"). Sponsor may exercise the Option within the Option Period by delivering written notice of same to Institution.

9.3

If Sponsor exercises the Option, the Parties will negotiate in good faith to determine the specific provisions which the licence will be granted by Institution to Sponsor. Such license will contain commercially reasonable royalty rates and other financial terms and which will be generally consistent with the provisions of the license agreements then being entered into by Institution with its other licensees. If Institution and Sponsor, acting reasonably, are unable to agree upon such specific provisions within a period of six (6) months after the date when Sponsor exercised the Option, the Option will be null and void.

By Sponsor

9.4

Sponsor grants Institution a non-exclusive, royalty-free licence to use Sponsor Intellectual Property and Sponsor Copyrighted Software during the Contract Period in connection with the performance of the Project, and during and after the Contract Period for academic and research purposes only.

10.	TERM AND TERMINATION
10.1	This Agreement will be effective for the full duration of the Contract Period unless sooner terminated in accordance with the provisions of Article 10.
10.2	Either party may terminate this Agreement upon ninety (90) days prior written notice to the other.
10.3

If either Party commits any breach or default of any terms or conditions of this Agreement and also fails to remedy such breach or default within thirty (30) days after receipt of a written notice from the other party, the Party giving notice may terminate this Agreement by sending a notice of termination in writing to the Party in breach. This termination will be effective as of the date of the receipt of such notice. The termination may be in addition to any other remedies available at law or in equity.

10.4

This Agreement may be terminated by Institution if Sponsor is in breach of any other agreement between Sponsor and Institution, which breach has not been cured within the time provided for the curing of such breach under the terms of such other agreement.

10.5

No termination of this Agreement, however effectuated, will release the Parties from their rights and obligations under Articles 5 (Publicity), 6 (Confidentiality), 8 (Intellectual Property), 9 (Grant of Rights) 10.5 (Survival of Certain Obligations), 10.6 (Cessation of use of Confidential Information), 11 (Disclaimer of Warranty) and 12 (Indemnity).

10.6

Upon the termination of this Agreement, the Recipient will cease to use the Provider's Confidential Information in any manner whatsoever and upon the written request of the Provider, will deliver to the Provider all of the Provider's Confidential Information in the Recipient's possession or control, together with a certificate that no copies have been made or retained.

10.7	The Parties may extend this Agreement in writing for additional periods under mutually agreeable terms and conditions. Said extension will be effective upon signature by both Parties.
11.	DISCLAIMER OF WARRANTY
11.1	UNIVERSITY MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA OR OTHER RESULTS

ARISING FROM THE PROJECT OR WITH RESPECT TO ANY CONFIDENTIAL INFORMATION IT MAY DISCLOSE TO SPONSOR. UNIVERSITY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF NON-INFRINGEMENT OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WILL IN NO EVENT BE LIABLE FOR ANY LOSS OF PROFITS, BE THEY DIRECT, CONSEQUENTIAL, INCIDENTAL, OR SPECIAL OR OTHER SIMILAR OR LIKE DAMAGES ARISING FROM ANY DEFECT, ERROR OR FAILURE TO PERFORM, EVEN IF UNIVERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SPONSOR ACKNOWLEDGES THAT THE PROJECT IS OF AN EXPERIMENTAL AND EXPLORATORY NATURE, THAT NO PARTICULAR RESULTS CAN BE GUARANTEED, AND THAT IT HAS BEEN ADVISED BY UNIVERSITY TO UNDERTAKE ITS OWN DUE DILIGENCE WITH RESPECT TO ALL MATTERS ARISING FROM THIS AGREEMENT.

12.	INDEMNITY
12.1

Sponsor hereby indemnifies, holds harmless and defends Institution, its Board of Governors, directors, officers, employees, faculty, students, invitees and agents against any and all claims (including all reasonable legal fees and disbursements incurred) arising out of the receipt or use by Sponsor of any of Institution's Confidential Information, Institution Intellectual Property, the Joint Intellectual Property, Sponsor Intellectual Property, or any data or other results arising from the Project including, without limitation, any damages or losses, consequential or otherwise, arising from or out of the Project, however they may arise.

13.	INSURANCE
13.1

The Parties acknowledge that Institution has adequate liability insurance applicable to its directors, officers, employees, faculty, students and agents while acting within the scope of their employment by Institution. Institution has no liability insurance policy that can extend protection to any other person. Therefore, subject to Article 11, each Party hereby assumes any risks of personal injury and property damage attributable to the negligent acts or omissions of that Party and its directors, officers, employees and agents, and where applicable faculty and students.

14.	GOVERNING LAW
14.1

This Agreement will be governed by and construed in accordance with the laws in force in the Province of British Columbia and Canada without regard to its conflict of law rules. Subject to Article 14.2, the Parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia.

14.2

In the event of any dispute arising between the Parties concerning this Agreement, its enforceability, or its interpretation, the dispute will be settled by a single arbitrator appointed in accordance with the provisions of the Commercial Arbitration Act, in force in British Columbia. The place of arbitration will be Vancouver, British Columbia,

Canada and the language used will be English. Notwithstanding the foregoing, either Party may apply to a court of competent jurisdiction for interim protection.

15.	ASSIGNMENT
15.1

UBC shall not assign this Agreement without the prior written consent of Sponsor, which consent shall not be unreasonably withheld or delayed. Sponsor shall not assign this Agreement, other than to a purchaser of all, or substantially all, of the assets of Sponsor, without the prior written consent of UBC, which consent shall not be unreasonably withheld or delayed.

16.	NOTICES
16.1

All notices or other documents that either Party is required or wishes to deliver to the other Party may be delivered only by personal delivery or by registered or certified mail, telecopy, all postage and other charges prepaid, at the address below or at such other address as that Party may designate in writing to the other. Any notice personally delivered or sent by telecopy will be deemed to have been given or received at the time of delivery or telecopying.

Sponsor	University
Mr. Joel Bellenson Chief Executive Officer UPSTREAM Biosciences Inc Suite # 305 1338 W Broadway, Vancouver, British Columbia, Canada V6H IH2.	Mr. Angus Livingstone Managing Director University-Industry Liaison Office The University of British Columbia #103 - 6190 Agronomy Road, Vancouver, British Columbia, Canada V6T IZ3
Telephone: (604) 730-0086	Telephone: (604) 822-8580
Fax: (604) 730-0820	Fax: (604) 822-8589
VCHA
Dr. Bernie Bressler Vice President, Research Vancouver Coastal Health Authority VGH Research Pavilion 828 West 10th Avenue, Vancouver, British Columbia, Canada V5Z 1L8
Telephone: (604) 875-564
Fax: (604) 875-5684
16.2	Sponsor may direct questions of a scientific nature or regarding financial matters to University through the following contacts:

	Scientific Matters	Financial Matters
	Dr. Artem Cherkasov	Manager, Research and Trust Accounting
	Department of Medicine	Office of Financial Services
	The University of British Columbia	The University of British Columbia
	452D Heather Pavilion,	General Services Administration Building
	2733 Heather Street,	2075 Wesbrook Mall
	Vancouver, British Columbia,	Vancouver, British Columbia,
	Canada V5J 3J5	Canada V6T 1Z1
	Telephone: 604 875-411l(Ext 68541)	Telephone: (604) 822-3275
	Fax: 604 875-4013	Fax: (604) 822-2417
17.	GENERAL

17.1

The Appendices and the terms and conditions contained in this Agreement constitute the entire understanding between the Parties. The Parties will be bound by the Appendices except to the extent that they may conflict with the terms and conditions contained in this Agreement, in which case the terms and conditions of this Agreement will govern. No modifications will be binding unless executed in writing by the Parties.

17.2

If any provision of this Agreement will be held to be invalid, illegal or unenforceable under any applicable statute or rule of law, the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby.

17.3

No condoning, excusing or overlooking by either Party of any default or breach of any terms of this Agreement by the other Party will operate as a waiver of the Party's rights under this Agreement of any continuing or subsequent default or breach. No waiver will be inferred from or implied by anything done or omitted by a Party except an expressed waiver in writing.

17.4

Neither Party who exercises a specific right or remedy will be precluded from or prejudiced in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

17.5

This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

17.6

The Parties will with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each such Party will provide such further documents or instruments required by the other as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

IN WITNESS WHEREOF the Parties have executed this Agreement effective as of the beginning of the Contract Period, regardless of the date of execution.

Signed for and on behalf of the	Signed for and on behalf of
The University of British Columbia	UPSTREAM Biosciences Inc
by its duly authorized officer:	by its duly authorized officer:
/s/ signed A. Angus Livingstone	/s/ signed Joel Bellenson
Mr. A. Angus Livingstone	Mr. Joel Bellenson
Managing Director	President
Date: 13 August 2004	Date: August 11, 2004

Signed for and on behalf of the

Vancouver Coastal Health Authority

by its duly authorized officer:

/s/ signed

for Name: Dr. Bernie Bressler

Title: Vice-President, Research

Date: 13 August 2004

I have read and understood the foregoing Agreement and understand my responsibilities as the Investigator:

/s/ A. Cherkasov

Dr. Artrem Cherkasov, Department of Medicine

Date: August 12, 2004

APPENDIX "A"

RESEARCH PROPOSAL AND BUDGET

RESEARCH PROPOSAL

Title:	e-macrophage: semantic modeling of pathogenic invasion and host defense

Background

Interactions among genes, gene products and small molecules regulate cellular processes involving cell survival, cell proliferation, cell differentiation and others. Their interactions are organized into complex structures that are conventionally divided into cell signaling, metabolic and gene regulatory networks. Vast amounts of knowledge on intracellular networks have been accumulated up to date. However, the information is highly compartmental as various individual pathways are mostly stored in separated and non-linked static diagrams. To understand and predict complex cellular behaviors, cell signaling, metabolic and gene regulatory networks need to be combined into an integrated model, which will accommodate the variety of biological knowledge and experimental data.

Recently, an artificial intelligence approach known as semantic networks (SN) has gained attention of the biological community as potentially useful tool for such integration [1, 2]. A semantic network is a method to represent information or knowledge by nodes and edges in a graphic form, where a node represents a concept and an edge represents a relationship [3]. Within a semantic network, a concept such as a protein, a chemical reaction or a sub-cellular location is modeled by a semantic agent, and the identity and properties of an agent arise from its relationships with other agents, not from descriptions or labels. Hence, within a semantic network "things are what they do". Such abstract interpretation has been proven to be very useful for modeling complex network-like systems. Thfus, the SN-based solutions implemented by a local company Visual Knowledge Inc. (VK) have been successfully used to model corporate enterprise systems, flight scheduling networks, hardware maintenance simulators, integrated currency exchange boards and other complex systems for more than 13 years [4]. Recently, the VK environment has been applied by UPSTREAM Biosciences Inc. for managing large scale and complex biological systems [5]. Previously, UPSTREAM Biosciences Inc. has demonstrated that the SN approach of VK can effectively integrate various types of knowledge for modeling and simulating complex behaviors within cells.

The semantic network approach is very suitable for studying intracellular networks in macrophages and bacterial invasion processes. Macrophages, which are important elements of the innate immune system in mammals, engulf foreign cells such as bacterial through phagocytosis, and the foreign cells are killed in phagosomes during phagosome maturation. However, some pathogens such as mycobacterium tuberculosis can interfere with the host pathways involved in phagosome maturation and survive within macrophages [6]. It is known that phagocytosis and phagosome maturation are regulated by a complex network of molecular interactions [7]. Such interactions involved enzymes called PI3Ks, which themselves control many other cellular processes such as cell survival and cell division [8]. Hence, it is a challenge to understand and predict the cellular responses in macrophages during bacterial invasions.

Objectives and Methods:

In collaboration with UPSTREAM Biosciences Inc., an electronic version (the SN model) of human macrophages will be constructed, and the model will integrate the available knowledge on cell signaling, metabolic and gene regulatory networks. The construction of the e-macrophage will address an important scientific hypothesis, which suggests that bacteria attack essential components in a host cell such as a human macrophage in a way that the cell cannot recover the normal cellular defense through alternative pathways. The model will be used to capture the "intelligence" of bacterial invasions, analyze the host response and identify therapeutic strategies against bacterial attacks. To conduct this investigation, the following objectives will be achieved:

1.          Automation of data collection, integration and representation:

Automatic procedures that extract data on molecular interactions from literature and public available databases will be developed. Existing interaction databases such as BioCarta [9], KEGG [10], BioCyc [11], and BIND [12] will provide qualitative data for constructing the e-macrophage. To capture cell dynamics, quantitative data such as binding affinities, reaction kinetics, and gene/protein expression profiles will also be integrated into the model. In addition, an interactive website will be developed. Through the web, researchers can utilize the semantic network technology for creating and analyzing pathways in the macrophage or other cells of their interest.

2.          Identification of new symptoms in macrophages:

To investigate the host response, a SN-application that simulates the actions of molecules under different biological scenarios will be developed. In the simulation, molecules will interact according to their locations and states with probabilities. Such interpretation is different from most of the current differential-equation based cell simulators [13]. Our approach will represent the dynamics and the stochastic behavior of biological systems effectively. Combining with the available knowledge on bacterial invasion processes, the simulation will be utilized to analyze and predict cellular responses and symptoms in human macrophages during bacterial attacks.

3.          Development of optimal therapeutic strategies:

To investigate the robustness of human macrophages, "in silico" experiments will be conducted to study the local and global behaviors of the cells under perturbations. For instance, components in the e-macrophage can be removed or inhibited, and the system response will be simulated. Moreover, the series of molecular events that lead to such a response will be traced and studied. This will provide explanatory rational for bacterial interference with the host defense and identify other "weak" components that are prone to bacterial attacks. In addition, databases of small molecules and drugs will be integrated into the model, and hypothetical drug-actions can be simulated and evaluated. It is anticipated that such approach will allow the identification of novel drugs and drug targets against bacterial invasions.

Expected value

The e-macrophage allows "in silico" interpretation of existing biological knowledge and experimental results, and it provides guidance for new experiments. Hence it will be a useful tool for studying interactions between intracellular pathogens and host cells.

References

1.	Lindberg DA, Humphrey BL, McCray AT: The Unified Medical Language System. Methods Inf Med 1993, 32:281-291.
2.	Fisher MJ, Malcolm G, Paton RC: Spatio-logical processes in intracellular signalling. Biosystems 2000, 55:83-92.
3.	Griffith RL: Three principles of representation for semantic networks. ACM Transactions on Database Systems 1982, 7:417-442.
4.	Visual Knowledge [http://www.visualknowledge.com]
5.	BioCad [http:www.biocad.com]
6.	Tjelle TE, Lovdal T, Berg T: Phagosome dynamics and function. BioEssays 2000, 22:255-263.
7.	Stephens L, Ellson C, Hawkins P: Roles of PI3Ks in leukocyte chemotaxis and phagocytosis. Curr Opin Cell Biol 2002, 14:203-213.
8	Wymann MP, Zvelebil M, Laffargue M: Phosphoinositide 3-kinase signalling - which way to target? Trends Pharmacol Sci 2003, 24:366-376.
9.	BioCarta [http:www.biocarta.com]
10.	KEGG [http://www.genome.ad.jp/kegg/kegg2.html]
11.	BioCyc [http://www.biocyc.org/]
12.	BIND [http://www.blueprint.org/bind/bind.php]
13.	Neves SR, Lyengar R: Modeling of signaling networks. BioEssays 2002, 24:1110-1117.

APPENDIX "B"

SPONSOR SOFTWARE, HARWARE, AND FACILITIES

SPONSOR SOFTWARE

The Visual KnowledGe environment

Visual Knowledge (VK) is a codeless application development environment, and its implementation has been influenced by the theory of semantic networks as well as other approaches including set theory, frame system, object-oriented modeling theory and systems based on networks of active software agents. Different from other passive knowledge representation technology, VK is dynamic and scalable, and it is capable of active representation and integration of different domain knowledge. By manipulating a number of fundamental classes of semantic agents like "physical thing", "event" and "trigger", models of various complexity can be constructed with VK. In addition, VK allows the creation of "prototypes" within each basic class of agents, and therefore it enables any classification of agents based on their common characteristics and behaviors. Visual Knowledge has been applied successfully to model and manipulate complex "interactomes", including corporate enterprise systems, flight scheduling networks, hardware maintenance simulators, and integrated currency exchange boards.

The BioCAD software

BioCAD is a Visual Knowledge-based development environment customized to model biological systems. The BioCAD software provides tools for managing large-scale biological data and for visualizing and editing biological pathways and networks. BioCAD currently contains millions of biological concepts and hundreds of pathways that have been integrated and curated from publicly available data sources. A locally installed client program allows semantic agents to be created, stored and queried from a remote central server.

SPONSOR HARWARE & FACILITIES

The computer facility at UPSTREAM Biosciences Inc. includes 19 high-performance servers and 25 workstations with broadband high-speed internet connection. UPSTREAM Biosciences Inc. has four research staff and one technician. A central server (Dual Xeon 2.4 GHz CPU, 3GB memory) is available for data storage and manipulation for the project. A local client program installed at Dr. Cherkasov's lab provides remote access to the UPSTREAM Biosciences Inc.'s server.

SPONSOR PERSONNEL PARTICIPATING IN THE PROJECT

•	Shawn Anderson	Conor Shankey (CEO of Visual Knowledge,
•	Joel Bellenson	Inc.)
•	Jason Ng.	Ian Upright
•	Kyle Recsky	Youssouf Wabi